UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2016 (November 30, 2016)

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 236-7400

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, as of October 10, 2016, Contango Oil & Gas Company (the “Company”) and each of the Company’s current named executive officers entered into agreements (the “Extension Agreements”) extending the term of each executive’s 2013 employment agreement (the “Original Employment Agreements”) in order to provide more time to conclude negotiations between the Company and its officers regarding the amendment and extension of the Original Employment Agreements. The Company and each of the following executive officers signed the Extension Agreements: Mr. Allan Keel (Chief Executive Officer and President), Mr. E. Joseph Grady (Senior Vice President and Chief Financial Officer), Mr. A. Carl Isaac (Senior Vice President- Operations), Mr. Jay S. Mengle (Senior Vice President – Engineering) and Mr. Thomas H. Atkins (Senior Vice President – Exploration). On November 30, 2016, the Company and Messrs. Keel, Grady, Mengle and Atkins (the “Executives”) entered into amended and restated employment agreements (the “Employment Agreements”). A summary description of the Employment Agreements is included below. Messrs. Keel and Grady’s Original Employment Agreements were previously filed on the Company’s Current Report on Form 8-K filed May 1, 2013, and Messrs. Mengle and Atkins’s Original Employment Agreements were filed as exhibits to the Company’s Form S-4 filed June 14, 2013.

The Employment Agreements will have new employment terms beginning on the effective date of the agreement. With respect to Messrs. Keel and Grady, the original term will be three years following the effective date, and with respect to Messrs. Mengle and Atkins the original term will be two years following the effective date. Each of the Employment Agreements will be automatically renewed for additional one year terms if neither party has provided notice of a non-renewal at least 90 days prior to the date of the scheduled renewal.

Base salaries were not modified for any of the Executives from the amounts set forth in their Original Employment Agreements in 2013. Each Executive will be eligible to participate in the Company’s cash incentive bonus plan for each applicable employment calendar year, with target annual awards set at the following percentages of base salary for each Executive: Messrs. Keel and Grady, 100%; Messrs. Mengle and Atkins, 80% (the “Target Bonus”). Each Executive will also be eligible to participate in the Company’s equity compensation plans under the terms and conditions as the Company may determine for any applicable calendar year.

In the event that an Executive incurs a termination from employment by the Company without Cause (defined below) or by an Executive for Good Reason (defined below), in either case outside of a Protection Period (defined below), the Executives would each be entitled to receive the following benefits provided that he complies with the restrictive covenants described below and signs a release in the Company’s favor: (a) a cash payment equal to two times the Executive’s current base salary; (b) a cash payment equal to the greater of (1) the average amount of the annual cash bonus the Executive has received during the two years prior to the year of termination (the “Average Bonus”) or (2) the Target Bonus; (c) pro-rata vesting acceleration or adjustment of all equity compensation awards, (d) reimbursements for continued health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and (e) a pro-rata cash bonus for the year in which the termination occurs, calculated based on actual performance for the full year but pro-rated for the number of days the Executive was employed during the year. In the event that an Executive is terminated from employment by the Company without Cause or by an Executive for Good Reason, in either case during a Protection Period, the terminated Executive would be entitled to receive the following benefits provided that he complies with the restrictive covenants described below and executes and delivers a release of liability in the Company’s favor: (i) a cash payment equal to two times the Executive’s then current base salary; (ii) a cash payment equal to two times the greater of (1) the Average Bonus or (2) the Target Bonus; (iii) full acceleration of vesting with respect to all equity compensation awards with time-based vesting; (iv) acceleration of vesting to the end of the performance period applicable to all equity compensation awards with performance-based vesting; (v) reimbursements for continued health benefits pursuant to COBRA and (vi) a pro-rata cash bonus for the year in which the termination occurs, calculated based on actual performance for the full year but pro-rated for the number of days the Executive was employed during the year. In the event that an Executive is terminated for Cause or resigns without Good Reason, either outside or during a Protection Period, the Executive would not receive severance payments.

The benefits each Executive (or his estate) could receive upon an Executive’s termination of employment due to a death or Permanent Disability (as defined below) were not modified from the Original Employment Agreement provisions. The Executives (or their estate, as applicable) would each be entitled to receive a pro-rata Target Bonus amount for the year of termination and acceleration of vesting for all equity compensation awards. The Executive (or his estate) would also receive a cash payment equal to the greater of (a) the remainder of base salary that would have been earned by the Executive under the Employment Agreement until the end of the term of the agreement or (b) twelve months of base salary plus the Target Bonus amount for the year of termination. The Company will reimburse the Executive (or his estate) for continued health care costs for the Executive (or his dependents) pursuant to COBRA following a termination due to death or Permanent Disability.

For purposes of the Employment Agreements, the term “Cause” shall generally be defined as (a) the continued failure by an Executive to perform his duties that results in material injury to the Company; (b) an Executive’s engagement in conduct that is willful, reckless or grossly negligent and that is materially injurious to the Company or any affiliate; (c) in certain situations, an Executive’s indictment for crimes involving moral turpitude or a felony; (d) in certain situations, an Executive’s indictment for an act of criminal fraud, misappropriation or personal dishonesty; or (e) an Executive’s material breach of the Employment Agreement in a way that is materially injurious to the Company. “Good Reason” is generally defined within the Employment Agreements as the occurrence of one of the following events that occurs within the six month period prior to an Executive’s termination and without the Executive’s consent: (i) a material breach by the Company of any provision of the Employment Agreement; (ii) an assignment of duties that materially and adversely alters the nature or status of an Executive’s position, job description, title or responsibilities; (iii) the Company requires an Executive to relocate to a location outside of the Houston, Texas metropolitan area, (iv) the Company materially reduces an Executive’s base salary; or (v) an Executive is excluded from eligibility for the Company’s bonus or benefit plans or incurs a material decrease in the level of participation in such plans. A “Permanent Disability” will generally occur when an Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that is expected to result in death or last for a period that is not less than twelve months, or an Executive begins receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan due to qualifying as having a disability under that plan. The “Protection Period” for the Employment Agreement is the eighteen month period immediately following the closing of a qualifying change in control transaction.

Following an Executive’s termination of employment for any reason other than Cause, the Executive will be required to comply with customary non-competition and non-solicitation provisions for a period of one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: December 6, 2016	/s/ E. JOSEPH GRADY
E. Joseph Grady
Senior Vice President and Chief Financial Officer